EXHIBIT 5.1

January 22, 2013

MusclePharm Corporation

4721 Ironton Street, Building A

Denver, Colorado 80239

Ladies and Gentlemen:

We have acted as special Nevada counsel to MusclePharm Corporation, a Nevada corporation (the “Company”), in connection with (i) the issuance and sale by the Company of up to 1,500,000 shares (the “Preferred Shares”) of the Company’s Series D Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), pursuant to the Placement Agency Agreement, dated as of January 16, 2013, by and between the Company and GVC Capital LLC (the “Placement Agency Agreement”) and each of the Subscription Agreements (as defined in the Placement Agency Agreement), and (ii) the proposed issuance by the Company of up to 3,000,000 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share, (the “Common Stock”) issuable upon conversion of the Preferred Shares, all as described in the Company’s Registration Statement on Form S-1 and the Prospectus dated January 17, 2013, contained therein (File No. 333-184625) (collectively, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion letter is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken by the Company in connection with the authorization of the Preferred Shares and the issuance and sale thereof as contemplated by the Placement Agency Agreement, and with the proceedings taken and proposed to be taken by the Company in connection with the authorization of the Common Shares and issuance thereof upon conversion of the Preferred Shares pursuant to the terms thereof, all as described in the Registration Statement. For purposes of this opinion letter, and except to the extent set forth in the opinions expressed below, we have assumed all such proceedings have been timely completed or will be timely completed in the manner presently proposed and the terms of such issuances have been or will be in compliance with applicable laws.

For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Company’s articles of incorporation, as amended to date, including the Certificate of Designation of the Series D Convertible Preferred Stock filed with the Nevada Secretary of State on January 11, 2013, (iii) the Company’s bylaws, as amended to date, (iv) the Placement Agency Agreement, including the form of the Subscription Agreement and (v) such other documents, agreements, instruments and corporate records as we have deemed necessary or appropriate. We have also obtained from officers, representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

100 North City Parkway, Suite 1600
Las Vegas, NV 89106-4614
main 702.382.2101
bhfs.com	Brownstein Hyatt Farber Schreck, LLP

MusclePharm Corporation

January 22, 2013

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) each natural person executing any such documents has sufficient legal capacity to do so; (ii) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (iii) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including any federal securities laws, rules or regulations, or any state securities or “Blue Sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1.             The Preferred Shares have been duly authorized by the Company and, when and to the extent the Preferred Shares are issued and sold in exchange for payment in full to the Company of all consideration required therefor in the manner contemplated by the Placement Agency Agreement and the Subscription Agreements, and in accordance with the proceedings described therein and in the Registration Statement, the Preferred Shares will be validly issued, fully paid and non-assessable.

2.             The Common Shares have been duly authorized by the Company and, when and to the extent the Common Shares are issued in accordance with the all applicable terms and conditions of the Preferred Stock (including after due and proper conversion of the applicable Preferred Shares in accordance with the terms and conditions thereof) and as described in the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon the applicable Nevada law in effect and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after the date hereof. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

We consent to your filing this opinion letter as an exhibit to the Current Report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm in the Prospectus under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP